UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PLEASE READ – EVEN IF YOU HAVE ALREADY VOTED

YOUR VOTE IS CRITICAL AND MAY IMPACT THE  VALUE OF YOUR INVESTMENT

IMPORTANT REMINDER REGARDING VAXART’S ANNUAL MEETING

April 28, 2025

Dear Vaxart, Inc. Stockholder:

Your vote at Vaxart’s May 21st, 2025 annual meeting of stockholders is extremely important and may impact the value of your investment.

Specifically, among the agenda items stockholders are being asked to consider is Proposal No. 2, which would provide Vaxart the flexibility to implement a reverse stock split by a ratio of not less than 1-for-5 and not more than 1-for-50.

Failure to approve Proposal No. 2 may result in Vaxart being delisted from Nasdaq, which would adversely and severely impact the value of your investment.

Vaxart is currently in jeopardy of being delisted from Nasdaq due to failure to meet the exchange’s minimum bid listing requirement of $1 per share.  Vaxart believes that a reverse stock split will help alleviate this deficiency.

Reverse stock splits do not impact the value of a stockholder’s investment.  Stockholders end up with fewer shares at an anticipated higher price per share.  However, by maintaining Vaxart’s Nasdaq listing, stockholders would clearly benefit from greater liquidity of their shares and Vaxart anticipates that it would have enhanced financial flexibility and be more attractive to institutional investors, thereby generating broader market support.  Additional information on Proposal No. 2 and the entire annual meeting agenda can be found in Vaxart’s definitive proxy statement: Vaxart 2025 Annual Meeting Proxy Statement

If you have already voted FOR Proposal No. 2, we thank you for your support.  If you did not vote at all,  abstained from voting, or voted against with respect to Proposal No. 2, we kindly ask you to vote or to reconsider your vote.  Stockholders who have already voted may change their vote prior to the annual meeting by voting again using the same method.  Only your latest vote counts.

YOUR VOTE IS IMPORTANT – NO MATTER HOW MANY SHARES YOU MAY OWN

OUR PROXY SOLICITOR, CAMPAIGN MANAGEMENT, STANDS READY TO ASSIST YOU WITH THIS IMPORTANT VOTE

If you have any questions about how to vote your shares, please contact our proxy solicitor.

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New York, NY 10018

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Email: info@campaign-mgmt.com